Exhibit 99.1

Granite Construction Incorporated Reports Third Quarter 2005 Results

WATSONVILLE, Calif., Oct. 26 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced its results for the third quarter ended September 30, 2005. The Company reported net income for the quarter of $40.7 million, or $0.98 per diluted share. This compares with net income of $32.8 million, or $0.80 per diluted share for the same period last year. For the nine-month period ended September 30, 2005, net income was $47.3 million or $1.15 per diluted share compared with $37.5 million or $0.91 per diluted share for the same period in 2004.

Commenting on the results, President and Chief Executive Officer, William G. Dorey said, “Our record third quarter results were driven by strong markets in the West and an outstanding performance from our Branch Division. We are very pleased with our branch operations, which are capitalizing on healthy public transportation budgets, demand for our construction materials, and a healthy private sector market.”

“We continue, however, to be very disappointed with the results from our Heavy Construction Division (HCD). Although these results have yet to reflect the improvements that we have made throughout the division, I believe we are on the right path to turn this segment of our business around. We are applying more patience and discipline on bid day in an effort to book backlog that will consistently deliver acceptable levels of profitability. We are making progress, and I remain confident in our plan of focusing on quality bids, project execution and bottom line results that will deliver the performance improvement we expect from this business in the future,” said Dorey.

Operating Results - Quarter and Year-To-Date

For the third quarter of 2005, total revenue increased 23.5% to $864.2 million compared with $699.8 million a year ago. Total gross profit as a percent of revenue for the third quarter 2005 decreased to 12.7% compared with 13.6% for the same period last year. Operating income increased to $62.0 million for the third quarter of 2005 compared with $54.0 million for the third quarter 2004.

For the nine-month period ended September 30, 2005, revenue for the Company totaled $2.0 billion compared with $1.6 billion for the same period last year. Total gross profit as a percent of revenue for the nine months ended September 30, 2005 increased to 10.9% compared with 10.4% last year. Operating income for the nine month period increased to $79.1 million compared with $66.4 million for the same period in 2004. Total company backlog at September 30, 2005 was $2.4 billion compared with $2.3 billion a year ago.

Results by Segment

HCD revenue for the quarter totaled $291.2 million versus $237.1 million for the same period last year. HCD backlog increased slightly to $1.72 billion compared with $1.71 billion for the same period last year. HCD gross profit as a percent of revenue decreased in the quarter to 3.6% compared with 7.9% in the prior period. This decrease reflects a net reduction of gross profit of approximately $10.0 million primarily resulting from changes in the estimated profitability of six projects compared with $4.0 million in changes on two projects in the third quarter 2004. As a product of lower gross profit in the quarter, operating income for HCD decreased for the third quarter 2005 to $1.4 million compared with $9.9 million in the prior year.

For the nine-month period ended September 30, 2005, HCD revenue totaled $769.4 million compared with $627.3 million for the same period last year. HCD gross profit as a percent of revenue for the nine months ended September 30, 2005 decreased to 4.2% compared with 5.3% last year. HCD operating income for the nine-month period decreased to $8.1 million compared with a $8.9 million for the same period in 2004.

Branch Division revenue for the quarter totaled $570.8 million, an increase of $108.1 million or 23.4% over the same period in 2004. Backlog for the division increased in the third quarter 2005 to $674.3 million compared with $606.8 million for the third quarter 2004. Gross profit as a percent of revenue for the division increased slightly for the third quarter 2005 to 16.8% compared with 16.7% for the third quarter 2004. Operating income increased $15.8 million for the quarter to $72.4 million compared with $56.6 million for the third quarter last year.

For the nine-month period ended September 30, 2005, Branch Division revenue totaled $1.2 billion compared with $968.3 million for the same period last year. Branch Division gross profit as a percent of revenue for the nine months ended September 30, 2005 increased to 14.9% compared with 13.7% last year due primarily to improved performance on construction projects. Branch operating income increased $27.1 million to $101.8 million for the same period compared with $74.7 million in 2004.

Business Outlook

The outlook for the Branch Division continues to be very positive provided the housing market in the West remains strong and the state of California continues to adequately fund infrastructure improvements. The demand for our construction materials is primarily driven by residential, commercial and industrial markets in the West, where all of our materials operations are located.

Looking ahead for HCD, the primary focus for the division will continue to be on improving operating performance and execution of the existing backlog. While healthy bidding opportunities are expected to continue for large heavy- civil transportation projects, increasing operating margins and controlling costs will continue to be a priority over revenue growth.

The Company’s earnings guidance for 2005 is in the range of $1.55 to $1.60 per diluted share. The ability to achieve these forecasted results is contingent on a number of factors, including the amount of work the Company is able to complete in the fourth quarter, which can vary significantly due to the onset of winter weather conditions.

Third Quarter Conference Call Information

The Company will host a conference call on Thursday, October 27, 2005, at 11:00 a.m. Eastern time. Investors and other interested parties may access the call live by dialing (888) 515-2781, conference identification is “Granite Construction.” A live Webcast will also be available via the Internet at www.graniteconstruction.com. The conference call will be recorded and available for replay approximately two hours after the call through November 3, 2005. In the U.S. and Canada, dial (888) 203-1112. For international listeners, dial (719) 457-0820. The pass code required for the recording is 4867408. An audio archive of the call will also be available on the Company’s website.

Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.

This press release contains forward-looking statements, such as statements related to the existence of bidding opportunities and economic conditions on the Company’s future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Granite undertakes no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

For further information regarding risks and uncertainties associated with Granite’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Quantitative and Qualitative Disclosures About Market Risk” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at (831) 724-1011 or at Granite’s website at www.graniteconstruction.com.

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Variance

	2005	2004	Amount	Percent

Operations
Revenue	$864,162	$699,825	$164,337	23.5
Gross profit	$109,701	$95,348	$14,353	15.1
Gross profit as a percent of revenue	12.7%	13.6%	(0.9)%	—
General and administrative expenses	$50,149	$44,007	$(6,142)	(14.0)
G&A expenses as a percent of revenue	5.8%	6.3%	0.5%	—
Provision for legal judgment	—	—	—	—
Gain on sales of property and equipment	$2,441	$2,638	$(197)	(7.5)
Other income (expense)
Interest income	$2,693	$1,353	$1,340	99.0
Interest expense	$(1,734)	$(1,813)	$79	4.4
Equity in income of affiliates	$85	$3	$82	****
Other, net	$176	$59	$117	****
Total other income (expense)	$1,220	$(398)	$1,618	****
Income before provision for income taxes and minority interest	$63,213	$53,581	$9,632	18.0
Minority interest	$(3,771)	$(3,892)	$121	3.1
Net income	$40,651	$32,785	$7,866	24.0
Net income per share:
Basic	$1.00	$0.81	$0.19	23.5
Diluted	$0.98	$0.80	$0.18	22.5
Weighted average shares of common stock:
Basic	40,656	40,433	223	0.6
Diluted	41,340	41,083	257	0.6

	Nine Months Ended September 30,		Variance

	2005	2004	Amount	Percent

Operations
Revenue	$1,961,800	$1,595,597	$366,203	23.0
Gross profit	$213,348	$165,776	$47,572	28.7
Gross profit as a percent of revenue	10.9%	10.4%	0.5%	—
General and administrative expenses	$129,625	$116,465	$(13,160)	(11.3)
G&A expenses as a percent of revenue	6.6%	7.3%	0.7%	—
Provision for legal judgment	$9,300	—	$(9,300)	—
Gain on sales of property and equipment	$4,656	$17,077	$(12,421)	(72.7)
Other income (expense)
Interest income	$6,820	$4,068	$2,752	67.6
Interest expense	$(5,401)	$(5,412)	$11	0.2
Equity in income of affiliates	$8	$2,876	$(2,868)	(99.7)
Other, net	$(548)	$154	$(702)	****
Total other income (expense)	$879	$1,686	$(807)	(47.9)
Income before provision for income taxes and minority interest	$79,958	$68,074	$11,884	17.5
Minority interest	$(9,301)	$(8,833)	$(468)	(5.3)
Net income	$47,338	$37,482	$9,856	26.3
Net income per share:
Basic	$1.17	$0.93	$0.24	25.8
Diluted	$1.15	$0.91	$0.24	26.4
Weighted average shares of common stock:
Basic	40,594	40,372	222	0.5
Diluted	41,192	40,974	218	0.5

			Variance

	Sept. 30, 2005	Dec. 31, 2004	Amount	Percent

Working capital	$333,155	$355,927	$(22,772)	(6.4)
Current ratio	1.48	1.76	(0.28)	(15.9)
Long-term debt	$128,539	$148,503	$(19,964)	(13.4)
Total liabilities to equity ratio	1.61	1.32	0.29	22.0
Shareholders’ equity	$587,330	$550,474	$36,856	6.7
Total assets	$1,532,027	$1,277,954	$254,073	19.9
Book value per common share	$14.08	$13.23	$0.85	6.4
Backlog	$2,393,744	$2,437,994	$(44,250)	(1.8)

	September 30,		Variance

	2005	2004	Amount	Percent

Working capital	$333,155	$329,921	$3,234	1.0
Current ratio	1.48	1.64	(0.16)	(9.8)
Long-term debt	$128,539	$125,850	$2,689	2.1
Total liabilities to equity ratio	1.61	1.41	0.20	14.2
Shareholders’ equity	$587,330	$532,190	$55,140	10.4
Total assets	$1,532,027	$1,284,543	$247,484	19.3
Book value per common share	$14.08	$12.79	$1.29	10.1
Backlog	$2,393,744	$2,317,974	$75,770	3.3

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	September 30, 2005	December 31, 2004

Assets
Current assets
Cash and cash equivalents	$159,297	$161,627
Short-term marketable securities	81,043	102,237
Accounts receivable, net	586,476	357,842
Costs and estimated earnings in excess of billings	50,306	54,384
Inventories	31,699	31,711
Deferred income taxes	20,581	21,012
Equity in construction joint ventures	24,514	20,895
Other current assets	76,260	75,630
Total current assets	1,030,176	825,338
Property and equipment, net	408,912	376,197
Long-term marketable securities	32,163	13,828
Investment in affiliates	10,887	10,725
Other assets	49,889	51,866
Total assets	$1,532,027	$1,277,954
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$21,772	$15,861
Accounts payable	309,281	191,782
Billings in excess of costs and estimated earnings	189,067	144,401
Accrued expenses and other current liabilities	176,901	117,367
Total current liabilities	697,021	469,411
Long-term debt	128,539	148,503
Other long-term liabilities	46,007	40,641
Deferred income taxes	44,135	44,135
Minority interest in consolidated subsidiaries	28,995	24,790
Shareholders’ equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value, authorized 100,000,000 shares; issued and outstanding 41,699,060 shares in 2005 and 41,612,319 shares in 2004	417	416
Additional paid-in capital	79,148	76,766
Unearned compensation	(11,807)	(10,818)
Retained earnings	517,460	482,635
Accumulated other comprehensive income	2,112	1,475
Total shareholders’ equity	587,330	550,474
Total liabilities and shareholders’ equity	$1,532,027	$1,277,954

GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

	Revenue

	Three Months Ended September 30,		Variance

	2005	2004	Amount	Percent

Contracts
Federal	$33,455	$48,333	$(14,878)	(30.8)
State	278,204	214,576	63,628	29.7
Local	294,065	246,309	47,756	19.4
Total public sector	605,724	509,218	96,506	19.0
Private sector	150,666	99,582	51,084	51.3
Aggregate sales	107,772	91,025	16,747	18.4
	$864,162	$699,825	$164,337	23.5

	Backlog

	September 30,		Variance

	2005	2004	Amount	Percent

Contracts
Federal	$83,133	$76,581	$6,552	8.6
State	1,005,450	773,633	231,817	30.0
Local	1,026,657	1,236,939	(210,282)	(17.0)
Total public sector	2,115,240	2,087,153	28,087	1.3
Private sector	278,504	230,821	47,683	20.7
Aggregate sales	—	—	—	—
	$2,393,744	$2,317,974	$75,770	3.3

BY GEOGRAPHIC AREA

	Revenue

	Three Months Ended September 30,		Variance

	2005	2004	Amount	Percent

California	$341,334	$255,906	$85,428	33.4
West (Excl. CA)	300,176	239,041	61,135	25.6
Midwest	23,637	23,546	91	0.4
New York	60,359	84,816	(24,457)	(28.8)
Northeast (Excl. NY)	24,841	3,546	21,295	****
South	113,815	92,970	20,845	22.4
	$864,162	$699,825	$164,337	23.5

	Backlog

	September 30,		Variance

	2005	2004	Amount	Percent

California	$567,155	$674,622	$(107,467)	(15.9)
West (Excl. CA)	468,261	377,770	90,491	24.0
Midwest	62,204	144,973	(82,769)	(57.1)
New York	455,845	466,850	(11,005)	(2.4)
Northeast (Excl. NY)	99,980	132,743	(32,763)	(24.7)
South	740,299	521,016	219,283	42.1
	$2,393,744	$2,317,974	$75,770	3.3

****	Represents percentages greater than 100%

SOURCE  Granite Construction Incorporated
           -0-                                                10/26/2005
           /CONTACT:  Jacqueline Underdown, Investor Relations of Granite Construction Incorporated, +1-831-761-4741/
           /Web site:  http://www.graniteconstruction.com /